Exhibit 99.1

STAAR SURGICAL APPOINTS MARK B. LOGAN
TO ITS BOARD OF DIRECTORS

Former CEO of VISX, the Developer of LASIK, and Former Director
of Bausch & Lomb Brings Significant Industry Experience

MONROVIA, CA, November 17, 2010 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that its Board of Directors has elected Mark B. Logan, 72, to the Board.  Mr. Logan has 35 years of executive level experience in the health care products industry, serving most recently as the Chairman and Chief Executive Officer of VISX, Inc.  His appointment brings the number of directors on the STAAR Surgical Board to seven, six of whom are independent.

Mr. Logan joined VISX, Inc. in 1994 and served as its Chairman, President and Chief Executive Officer until 2001.  VISX developed the excimer laser and the procedure for correcting refractive vision errors known as LASIK.  It remains the world leader in the manufacture and marketing of laser equipment for use in the LASIK procedure.  In 2005, VISX was acquired by Advanced Medical Optics, which was subsequently acquired by Abbott Laboratories in 2009.  During his tenure at VISX, Mr. Logan oversaw the clinical trials leading to the first FDA approval for this new category of Class III Medical Device and its introduction to the marketplace. VISX became profitable in the first quarter following FDA approval.  Over 30 million refractive procedures have been performed worldwide, of which the majority have been performed using the VISX excimer laser technology.

Mr. Logan currently serves as Chairman of the Board of VIVUS, Inc. and serves on the boards of Eyegenix, Inc., the University of Virginia Heart and Vascular Center, and the investment committee of Tall Oaks Capital LLC.  He is a Trustee and a member of the Executive Committee of the Southern Environmental Law Center and is a director of Public Policy Virginia.

“Mark Logan brings an extensive, in-depth understanding of our Company’s markets, operations and regulatory environment,” said Don Bailey, Chairman of the Board of STAAR Surgical.  “His experience in building a successful company in the refractive surgery market from clinical trials to the launch and growth of a leading product line will be of significant value to STAAR Surgical and its shareholders.  We are very pleased that he has agreed to join our Board and we look forward to his contributions.”

Prior to joining VISX, Mr. Logan spent two years as Chairman and CEO of Insmed Pharmaceuticals, Inc., a development stage biopharmaceutical company focused on the treatment of Type II diabetes, where he had served on the Board since its inception in 1988.  Before his position at Insmed, he was a principal at McManus Associates, Inc., a research and management firm focused on health care, where his clients included Merck, Bristol Myers Squibb and the American Diabetes Association.  Before that, he spent four years as Executive Vice President and Chief Operating Officer and a member of the Board of Bausch & Lomb.  His experience also includes senior level positions at Becton, Dickinson & Company and Wyeth, Inc.

Mr. Logan holds a B.A. in Biology from Hiram College was a Woodrow Wilson Fellow at New York University and has a P.M.D. from Harvard University.  He served in the U.S. Marine Corps.

“STAAR Surgical’s Visian ICL has demonstrated the potential to become the next technology leader in the refractive surgical market and its IOL products to become a serious contender in the premium lens market for cataract surgery,” said Mr. Logan.  “The Company has the technical expertise, financial strength and management ability to take it to the next level.  I am very happy to be joining the Board at this time in STAAR’s history and look forward to working with management and the directors to increase sales, improve profitability and enhance valuation for the shareholders.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 195,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Douglas Sherk, 415-896-6820	Chris Gale
	Jenifer Kirtland, 415-896-2005	646-201-5431